CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information constituting the Post-Effective Amendment No. 28 to the Registration Statement on Form N-1A (the "Registration Statement") of Scudder State Tax Free Trust, comprised of Scudder Massachusetts Tax Free Fund and Scudder Massachusetts Limited Term Tax Free Fund, of our reports dated May 4, 1998 and December 4, 1998, respectively, on the financial statements and financial highlights appearing in the March 31, 1998 and October 31, 1998 Annual Reports to the Shareholders of Scudder Massachusetts Tax Free and Scudder Massachusetts Limited Term Tax Free Fund, which are also incorporated by reference into the Registration Statement. We further consent to the references to our Firm under the headings "Financial Highlights," in the Prospectus and "Experts" in the Statement of Additional Information.






PricewaterhouseCoopers LLP
Boston, Massachusetts
February 26, 1999